UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2004

ODYSSEY HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Texas	000-33267	43-1723043
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

717 North Harwood Street, Suite 1500		75201
Dallas, Texas		(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 922-9711

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On October 18, 2004, Odyssey HealthCare, Inc. (together with its subsidiaries, the “Company”) issued the press release attached hereto as Exhibit 99.1 announcing, among other things, that it was lowering its earning guidance for the 2004 fiscal year and providing an estimate of the expected quarterly consolidated financial results of the Company for the quarter ended September 30, 2004.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective October 15, 2004, Richard R. Burnham, Chairman of the Board of the Company, re-assumed the roles of President and Chief Executive Officer of the Company, replacing David C. Gasmire. Mr. Gasmire and the Board of Directors of the Company mutually agreed that it was in the best interest of the Company for Mr. Burnham to re-assume these roles and for Mr. Gasmire to leave the Company. Effective October 15, 2004, Mr. Gasmire resigned his position as a member of the Company’s Board of Directors.

Mr. Burnham, is 62 years old and holds the following positions and offices with the Company: Chairman of the Board, President, Chief Executive Officer and Class III Director (which term as a director expires at the annual meeting of the Company’s stockholders in 2007). Mr. Burnham co-founded the Company in 1995 and has served as Chairman of the Board of the Company and as one of the Company’s directors since that time. In addition, Mr. Burnham served as President of the Company from August 1995 to December 2001 and as Chief Executive Officer of the Company from August 1995 to January 1, 2004. Prior to founding the Company, Mr. Burnham served as a regional Vice President for Vitas Healthcare, Inc., a for-profit provider of hospice services, from June 1990 to October 1994. Mr. Burnham served as Regional Vice President of Olsten Kimberly Quality Care, Inc., a home healthcare and nurse personnel staffing company, from January 1990 to June 1990. He was also employed from June 1971 to August 1989 by Baxter Healthcare Corporation, a manufacturer of medical supplies, and also by its subsidiary Caremark Inc.

Effective as of February 28, 2002, the Company amended and restated its employment agreement with Mr. Burnham, which was originally entered into on March 1, 1999. The employment agreement expires on February 28, 2005, except that it will be renewed automatically for additional one-year periods unless sixty days prior written notice is given by either party in advance of any one-year period. Mr. Burnham’s annual base salary is subject to annual review by the Compensation Committee. For the 2004 fiscal year, Mr. Burnham’s base salary is $185,000. The employment agreement also provides for an annual bonus to be determined by the Board of Directors and Mr. Burnham based on the Company achieving certain goals. In addition, the employment agreement provides that Mr. Burnham is entitled to an automobile allowance and is eligible to participate in all benefit programs for which employees and/or senior executives are generally eligible. Under his employment agreement, the Company may terminate Mr. Burnham’s employment for cause or without cause. If Mr. Burnham’s employment is terminated without cause or he resigns for good reason,

•	he will be entitled to receive severance payments equal to his base salary, payable on regularly scheduled paydays and in accordance with the Company’s regular payroll practice, until the earlier to occur of the second anniversary of his date of termination or the date on which he obtains employment with another person;

•	he will be entitled to receive his pro rata share of any annual bonus to which he would be entitled through the date of termination, payable at the earlier of the date it would have been due if he had not been terminated or the last day on which he is entitled to receive severance payments;

•	he will be entitled to reimbursements for any payments he makes under the Consolidated Omnibus Budget Reconciliation Act of 1985 for continued health benefits under the Company’s health insurance plan until, subject to certain exceptions, the expiration of the period during which he is entitled to receive severance payments; and

•	non-vested stock options granted to Mr. Burnham will vest immediately and all stock options granted to Mr. Burnham will remain exercisable for a period of two years from the date of termination.

If within two years following a change of control Mr. Burnham is terminated without cause or resigns for good reason, he will be entitled to the same severance benefits as if he had been terminated without cause. However, the period for which he will be entitled to such severance benefits will be the greater of the severance period for termination without cause or the remainder of the two years following the date of the change of control. During the employment term, the Company must nominate Mr. Burnham as a member of the Board of Directors. The employment agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing until

•	the first anniversary of the date of termination if Mr. Burnham’s employment is terminated by the Company with cause or by reason of his long-term disability;

•	the later to occur of the first anniversary of the date of termination or the last day on which he is entitled to receive severance payments if Mr. Burnham’s employment is terminated by the Company without cause or Mr. Burnham resigns for good reason; or

•	the second anniversary of the date of termination if Mr. Burnham resigns without good reason.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press release dated October 18, 2004.

Limitation on Incorporation by Reference

In accordance with general instruction B.2 of Form 8-K, the information in this report furnished pursuant to Item 2.02 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY HEALTHCARE, INC.
Date: October 18, 2004	By:	/s/ Douglas B. Cannon
Douglas B. Cannon
Senior Vice President and Chief Financial Officer